Exhibit 10.4

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated the 30th day of June, 2003, and entered into by and between Sylvan Learning Systems, Inc., a Maryland corporation (“Tenant”), and Educate Operating Company, LLC, a Delaware limited liability company (“Subtenant”).

EXPLANATORY STATEMENT

A. Pursuant to the Agreement of Lease dated August 9, 1999 (the “Lease”), Tenant has leased from Gapgallant LLC, a Maryland limited liability company (the “Landlord”), the land and improvements located at 506 S. Central Avenue, Baltimore, Maryland 21202 (the “Leased Premises”).

B. Subtenant desires to sublease the entire Leased Premises from Tenant (the “Subtenant’s Premises”), and Tenant desires to sublease the entire Leased Premises to Subtenant, all upon the terms and subject to the conditions hereinafter set forth.

C. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual entry into this Sublease by the parties hereto and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, Tenant hereby subleases to Subtenant and Subtenant hereby subleases from Tenant the Subtenant’s Premises upon the terms and subject to the conditions hereinafter set forth:

1. Term.

1.1 Term. The term of this agreement (the “Term”) shall commence upon the mutual execution and delivery of this Sublease (the “Commencement Date”) and shall expire on the day before the third (3rd) anniversary of the Commencement Date, or such earlier date on which this Sublease may be terminated pursuant to the terms hereof (the “Expiration Date”). Subtenant shall accept possession of the Subtenant’s Premises in the condition the same were in as of the date of the Agreement (as hereinafter defined), ordinary wear and tear excepted.

1.2 Termination of Lease. Subject to the provisions of any nondisturbance agreement that may be entered into by and between Landlord and Subtenant, if the Lease terminates for any reason, this Sublease, at Landlord’s discretion, shall terminate and, except as expressly provided herein, no party hereto shall have any right hereunder against the other party hereto on account thereof; provided, however, that nothing in the foregoing provisions of this sentence shall be deemed in any way to alter or impair any liability that any party hereto may have to the other party accruing before such termination. If Landlord has granted nondisturbance to Subtenant or if Landlord elects not to terminate this Sublease, Subtenant shall attorn to Landlord as its sublessor pursuant to the then applicable terms of this Sublease for the remaining term hereof. Thereafter, Tenant shall be relieved of all liability with respect to this Sublease or with respect to Subtenant other than liability accruing prior to such attornment. Subject to (a) force majeure conditions and events and (b) breaches of or defaults under the Lease that arise out of the acts or omissions of Subtenant, its agents, contractors, employees, or invitees, Tenant agrees to comply with and perform Tenant’s duties and obligations under the Lease prior to the expiration of any notice and/or cure period applicable thereto.

1.3 Option to Renew. So long as Subtenant is not then in default under this Sublease beyond any applicable cure period, Subtenant shall have the right to renew the Term for three (3) additional periods (each, a “Renewal Period”) on all the terms and conditions set forth in this Sublease (as the Sublease Rent, as hereinafter defined, may be adjusted as set forth in Section 2.1 below to reflect the payments under the Lease in effect during the applicable Renewal Period), provided that Subtenant delivers written notice thereof to Tenant (each, a “Renewal Notice”) at least two hundred ten (210) days prior to the expiration of the then-current Term. The first Renewal Period shall commence on the third anniversary of the Commencement Date and shall expire on September 30, 2009, the second Renewal Period shall commence on October 1, 2009, and expire on September 30, 2014, and the third Renewal Period shall commence on October 1, 2014, and expire on September 30, 2019, in each case, if exercised in accordance with this Section 1.3. Provided (a) Subtenant is not then in default under this Sublease beyond any applicable cure period and (b) Subtenant has timely given the applicable Renewal Notice, Tenant agrees timely to give the corresponding written notice to Landlord contemplated by Section 28 of the Lease.

2. Rents.

2.1 Throughout the Term of this Sublease, Subtenant shall pay, on the first day of every month, without prior notice or demand and without set-off or reduction, as rental for the Subtenant’s Premises, the sum equal to one-twelfth (1/12th) of the annual Sublease Rent, as hereinafter defined. If the Term commences on a date other than the first day of a month, Sublease Rent for the period commencing on the first day of the Term and continuing for the remainder of such month shall be prorated at the rate of one-three hundred sixtieth (1/360th) of the annual Sublease Rent per day and shall be due and payable on the commencement of the Term. Sublease Rent is defined as the sum of (a) the rental under the Lease, (b) the taxes under the Lease (other than Excluded Taxes, as hereinafter defined), (c) Operating Expenses (as hereinafter defined), (d) the depreciation of leasehold improvements made prior to the date of the Agreement in accordance with the schedule set forth in Exhibit A attached hereto and (e) at any time that Tenant’s facilities department is providing facilities services to the Subtenant’s Premises as more particularly set forth in Section 7.13 below, the cost of facilities services. For calendar year 2003, the annual Sublease Rent shall be $552,436.25. Thereafter, Tenant shall provide annual notice to Subtenant of any adjustment to the Sublease Rent. Any such adjustment shall be solely the result of changes in the amount of the payments paid by Tenant to Landlord in accordance with the Lease, changes in the Operating Expenses, changes in the depreciation of the leasehold improvements, and/or changes in facilities services expenses. Promptly after the end of each year, Tenant shall provide to Subtenant a reasonably detailed annual statement setting forth the Operating Expenses incurred in the prior year. In the event there is a reconciliation adjustment to Tenant’s Rent paid for the Leased Premises (credit or additional billing due) during any calendar year (whether as a result of Operating Expenses or another component of Sublease Rent), Tenant shall provide the reconciliation amount along with the annual notice that sets forth the Sublease Rent for the following year, and appropriate payments shall be made between the parties within a reasonable time. In addition, Tenant shall provide detailed support of any adjustment to the Sublease Rent, which may include, if requested by Subtenant, any applicable back-up reasonably obtainable from Landlord. The term “Operating Expenses” shall mean all reasonable and customary costs and expenses incurred by Tenant in connection with the operation, maintenance and repair of the Leased Premises (including, without limitation, the costs of providing the Standard Services (as hereinafter defined), maintaining the insurance required by Section 5(a) of the Lease, and (subject to the limitations set forth in this definition of the term “Operating Expenses”) performing the obligations under Section 4(a) of the Lease that are retained by Tenant (i.e., and not delegated to Subtenant pursuant to Section 3.1 below); provided, however, that (a) capital expenditures made by Tenant shall be amortized over the anticipated useful life of the applicable capital item and (b) capital expenditures made by Tenant prior to October 1, 2004, shall not be includible in Operating Expenses unless the same were made to comply with legal requirements. The term “Excluded Taxes” shall mean any increase in the taxes payable under the Lease to the extent resulting from a purchase of the Leased Premises by Tenant or an affiliate of Tenant, but only to the extent such increase would not otherwise have occurred.

2.2 Subtenant, and/or an independent certified public accounting firm offering a full range of accounting services retained by Subtenant on a non-contingent fee basis, may, at reasonable times and upon reasonable notice, audit Tenant’s books and records relating to Tenant’s determination of Operating Expenses for the prior year within ninety (90) days after the delivery of the annual statement relating thereto. The costs of such audit shall be borne by Subtenant; provided, however, that if Tenant’s annual statement overstated Operating Expenses by more than seven percent (7%), then Tenant shall bear the reasonable, out-of-pocket costs (exclusive of travel-related expenses) of Subtenant’s audit.

3. Subtenant’s Obligations.

3.1 Subtenant shall use and operate the Subtenant’s Premises in accordance with Tenant’s covenants and conditions of the Lease, a copy of which has been provided by Tenant. Without limiting any other provision of this Sublease or the Lease, Subtenant shall take good care of the Subtenant’s Premises, suffer no waste or injury thereto and shall comply with all laws, orders and regulations which are imposed on Tenant, as tenant under the Lease, and are applicable to the Subtenant’s Premises and/or Subtenant’s use thereof. The terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements of the Lease are incorporated into this Sublease by reference and made a part hereof as if herein set forth at length, and shall, as between Tenant and Subtenant (as if they were the landlord and tenant, respectively, under the Lease and as if the premises actually being sublet hereby were the Premises demised under the Lease), constitute the terms of this Sublease, including without limitation, the late payment fee and interest on past due rent, except to the extent that they do not relate to the Subtenant’s Premises and the period of the Term, or are inapplicable to, or modified or eliminated by, or otherwise addressed by, the terms of this Sublease. Notwithstanding the foregoing provisions of this Section 3.1 to the contrary, it is expressly understood and agreed that: (i) Sections 16, 28, 29, 30 and 38 of the Lease; (ii) the first sentence of Section 15; (iii) the provisions of Section 4(a) of the Lease as the same relate to the repair or replacement of structural elements of Subtenant’s Premises, the roof and the building systems, including, without limitation, the electrical, plumbing, heating, air conditioning, and other mechanical systems, installations and equipment; and (iv) the provisions of Section 8 of the Lease as the same relate to the use of the Subtenant’s Premises for general office use (and uses incidental to general office use that are commonly found in first class office buildings in the Baltimore, Maryland, area) (as opposed to the use of the Subleased Premises for another purpose), shall not be applicable with respect to this Sublease or the Subtenant’s Premises. Tenant and Subtenant each covenants and agrees that it shall not do anything that would constitute a default under the Lease or omit to do anything that it is obligated to do under the terms of this Sublease so as to cause a default under the Lease.

3.2 Tenant shall provide to Subtenant (a) heating, ventilation and air-conditioning during normal business hours in the seasons they are required, (b) standard janitorial service on business days (including removal of trash), (c) electricity, (d) water and sewer, (e) elevator service and (f) exterior window-cleaning service (collectively, the “Standard Services”).

3.3 Tenant represents and warrants to Subtenant as of the Commencement Date that: (i) a complete and accurate copy of the Lease is attached hereto as Exhibit B; (ii) to Tenant’s Knowledge (as hereinafter defined), the Subtenant’s Premises are in material compliance with all Legal Requirements and are in good working order and condition; (iii) the Lease is in full force and effect; (iv) Tenant is not in default under the Lease and (v) to Tenant’s Knowledge, Landlord in not in default under the Lease. The term “Tenant’s Knowledge” shall have the same meaning given the term “Seller’s Knowledge” in the Agreement.

4. Assignment and Subletting.

4.1 Subtenant shall not assign this Sublease or sublet the Subtenant’s Premises without the prior written consent of Tenant, which consent shall not be unreasonably withheld, but which consent shall be subject to Landlord’s approval to the extent such approval is required by the terms and conditions of the Lease.

4.2 Notwithstanding anything contained in Section 4.1 above to the contrary, Tenant’s prior written consent shall not be required for an assignment of this Sublease or further subletting of all or any portion of the Premises: (i) to a corporation or other business entity (herein sometimes referred to as a “successor corporation”) to which a majority of the assets of Subtenant may be transferred or sold, provided that (1) the successor corporation shall assume in writing all of the obligations and liabilities of Subtenant under this Sublease, (2) Subtenant gives Tenant ten (10) business days prior written notice of such assignment or subletting and (3) no default has occurred under this Sublease beyond any applicable cure period; or (ii) to a corporation or other business entity (herein sometimes referred to as a “related corporation”) that shall control, be controlled by or be under common control with Subtenant, provided that (1) the related corporation shall assume in writing all of the obligations and liabilities of Subtenant under this Sublease, (2) Subtenant gives Tenant ten (10) business days prior written notice of such assignment or subletting and (3) no default has occurred under this Sublease beyond any applicable cure period. In the event of any such assignment or subletting, Subtenant shall remain fully liable as a primary obligor for the payment of rent and other charges required hereunder and for the performance of obligations to be performed hereunder. For purposes of subparagraph (ii) above, “control” shall be deemed to be the ownership of fifty percent (50%) or more of the stock or other voting interest of the controlled corporation or other business entity. Together with Subtenant’s notice to Tenant pursuant to this Section 4.2, Subtenant shall submit to Tenant sufficient information regarding the transaction as is reasonably necessary for Tenant to confirm that the transaction meets the qualifications set forth in this Section 4.2. This Section 4.2 shall not be construed to modify the obligation that Subtenant obtain Landlord’s consent to any such transaction, to the extent such approval is required by the terms and conditions of the Lease.

5. Insurance and Indemnification.

5.1 Coverage. During the Term, Subtenant, at no cost and expense to Tenant, shall maintain in effect the types of insurance coverage described in this Section 5.1.

5.1.1 Extended Coverage Insurance. “All Risk” insurance on the Subtenant’s Premises and the contents of Subtenant’s Premises (including, without limitation, against loss or damage by fire and against loss or damage by other “extended coverage” type risks (other than flood, hurricane, and earthquake), in an amount which shall at all times be not less than the full actual replacement cost of the Subtenant’s Premises).

5.1.2 Liability Insurance. Commercial general liability insurance naming Tenant as an additional insured and insuring Subtenant and Tenant against any and all claims for damages to persons or property or for loss of life or of property occurring upon, in or about the Subtenant’s Premises, with a limit of not less than Two Million Dollars ($2,000,000) per occurrence with respect to personal injury or death, Five Hundred Thousand Dollars ($500,000) per occurrence with respect to personal property damage and Two Million Dollars ($2,000,000) in the aggregate.

5.1.3 Waiver of Subrogation. Tenant hereby releases Subtenant to the limits of the coverage of the insurance policies held or required to be held by Tenant under the Lease with respect to any claim (including a claim for negligence) which it might otherwise have against Subtenant for loss, damage or destruction with respect to its property. Subtenant hereby releases Tenant and Landlord to the limits of the coverage of the insurance policies held or required to be held by Subtenant under this Sublease with respect to any claim (including a claim for negligence) which it might otherwise have against Tenant and Landlord for loss, damage or destruction with respect to its property.

5.2 Indemnity. Subtenant shall and does hereby agree to indemnify, defend and hold Tenant harmless from and against any harm, claims, losses, actions, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Claims”) arising out of the use or occupation of the Subtenant’s Premises and/or Subtenant’s Rooftop Space (as hereinafter defined), if any, or out of the failure of Subtenant to perform the obligations of Subtenant under this Sublease, excluding any Claims based on conditions on or about the Subtenant’s Premises to the extent: (i) such conditions relate to

Hazardous Materials; (ii) such conditions exist on the Commencement Date; and (iii) such conditions are addressed by the indemnification found in that certain Asset Purchase Agreement dated on or about the date hereof between Tenant and Subtenant (the “Agreement”); and further excluding any Claims to the extent that such Claims are the result of the negligence or willful misconduct of Tenant, or its agents, contractors, employees, or invitees. In addition to, and not in limitation of the foregoing, wherever the Tenant as tenant under the Lease has agreed to indemnify the Landlord, so in this Sublease, Subtenant likewise agrees to indemnify Tenant and Landlord with respect to the acts or omissions of Subtenant or its agents, contractors, employees, or invitees and/or Subtenant’s use or occupancy of the Subtenant’s Premises. Tenant shall and does hereby agree to indemnify, defend and hold Subtenant harmless from and against any Claims arising out of the use or occupation of the portion of the Leased Premises used or occupied by Tenant (i.e., as opposed to portions of the Leased Premises sublet to Subtenant or other persons or entities), out of the negligent exercise of Tenant’s rights under Section 7.1 below, and out of the failure of Tenant to perform the obligations of Tenant under this Sublease, excluding any Claims based on conditions on or about Subtenant’s Premises to the extent: (i) such conditions relate to Hazardous Materials; (ii) such conditions exist on the Commencement Date; and (iii) such conditions are addressed by the indemnification found in the Agreement; and further excluding any Claims to the extent that such Claims are the result of the negligence or willful misconduct of Subtenant, or its agents, contractors, employees, or invitees. If any Claim or other matter described in this Section 5.2 is covered by insurance, the parties agree that they shall look to such insurance to the extent thereof before proceeding with any action under this section. Notwithstanding anything to the contrary contained in this Sublease, in no event shall Tenant or Subtenant be liable to the other for any punitive, consequential or other indirect damages (it being agreed, however, that any damages claimed against Tenant by Landlord as a result of the acts or omissions of Subtenant or its agents, contractors, employees, or invitees shall not be considered punitive, consequential or otherwise indirect).

6. Default and Remedies.

6.1 Remedies Upon Default. In the event Subtenant shall at any time be in default in the payment of Sublease Rent or other charges herein required to be paid by Subtenant or in the observance or performance of any of the other covenants and agreements required to be performed and observed by Subtenant hereunder and any such default shall continue for a period of five (5) days after written notice to Subtenant for monetary obligations and thirty (30) days after written notice to Subtenant for all other obligations (except where such default requires more than thirty (30) days to cure, and Subtenant has begun such cure within said thirty (30) days and is diligently prosecuting the same to completion, in which case Subtenant shall be granted such additional time, up to an additional sixty (60) days, as is reasonably necessary to effect such cure); provided, however, that, in all events, with respect to a default under this Sublease that also constitutes a default under the Lease, (i) Tenant shall send to Subtenant a copy of any default notice relating thereto promptly after the same is received by Tenant from Landlord and (ii) Subtenant’s cure period with respect thereto shall expire five (5) business days before the expiration of the corresponding cure period afforded Tenant under the Lease), then Subtenant shall be in default hereunder and Tenant shall be entitled to: (i) terminate this Sublease and the tenancy created hereby and remove Subtenant from the Subtenant’s Premises; (ii) bring suit for the collection of rent and/or other amounts for which Subtenant may be in default; (iii) bring suit for the performance of any other covenant or agreement of Subtenant hereunder; and/or (iv) exercise all other rights and remedies available to it at law or in equity, each of which may be exercised consecutively or concurrently. In the event Tenant shall at any time be in default in the observance or performance of any of the covenants and agreements required to be performed and observed by Tenant hereunder and any such default shall continue for a period of thirty (30) days after written notice to Tenant (except where such default requires more than thirty (30) days to cure, and Tenant has begun such cure within said thirty (30) days and is diligently prosecuting the same to completion, in which case Tenant shall be granted such additional time as is reasonably necessary to effect such cure), then Tenant shall be in default hereunder and Subtenant shall be entitled to: (I) terminate this Sublease and the tenancy created thereby; (II) bring suit for the collection of amounts for which Tenant may be in default; (III) bring suit for the performance of any other covenant or agreement of Tenant hereunder; and/or (IV) exercise all other rights and remedies available to it at law or in equity, each of which may be exercised consecutively or concurrently; provided, however, that with respect to a default by Tenant under Section 3.2 above only, Subtenant’s sole and exclusive remedies shall be pursuant to clause (I) above and Section 7.7(b) below. Time is of the essence as to the obligations contained in this Sublease.

6.2 Attorneys’ Fees. In the event that either party hereto commences any suit for the collection of any amounts which may be due it hereunder, or for the performance of any other covenant or agreement hereunder, then the prevailing party shall be entitled to all reasonable attorneys’ fees and other expenses incurred by it in enforcing such obligations and/or collecting such amounts.

6.3 Waiver of Jury Trial. Tenant and Subtenant each hereby waive trial by jury in any action or proceeding or counterclaim brought by either party hereto against the other party on any matter arising out of or with respect to this Sublease.

7. Miscellaneous Provisions.

7.1 Tenant’s Rights of Access. Tenant shall have the right to enter upon the Subtenant’s Premises upon reasonable advance oral notice being given to a responsible official of Subtenant unless in the event of an emergency (in which event no notice shall be required). Tenant shall use commercially reasonable efforts to minimize disruption to Subtenant’s use of the Subtenant’s Premises in exercising Tenant’s rights under this Section 7.1.

7.2 Notice. Any notice or consent required to be given by or on behalf of any party hereto to any other party shall be in writing and mailed by registered or certified mail, return receipt requested, or sent by air courier or same-day delivery service or personal hand delivery, addressed as follows:

If to Tenant:	Sylvan Learning Systems, Inc.
1001 Fleet Street
Baltimore, Maryland 21202
Attn: Real Estate Department

With a copy to:	Sylvan Learning Systems, Inc.
1001 Fleet Street
Baltimore, MD 21202
Attn: Legal Department

If to Subtenant:	Educate, Inc.
c/o Apollo Advisors, L.P.
1301 Avenue of the Americas, 38th Floor
New York, NY 10019
Attn: Laurence M. Berg

With a copy to:	Skadden, Arps, Slate, Meagher & Flom, LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attn: Jeffrey H.Cohen, Esq.

or at such other address as a party may specify from time to time in writing in accordance with this notice provision.

7.3 Movement of Employee Groups: Initial Remodeling of Subtenant’s Premises. Tenant and Subtenant acknowledge that (a) as more particularly set forth in the Agreement, effective as of the Commencement Date, certain personnel theretofore employed by Tenant shall become employees of Subtenant (the “New Subtenant Employees”), (b) certain of the New Subtenant Employees currently have work stations outside the Subtenant’s Premises (the “Relocating Subtenant Employees”) and (c) it will be impractical to relocate the Relocating Subtenant Employees to the Subtenant’s Premises on the Commencement Date. Tenant and Subtenant shall use commercially reasonable efforts, and shall cooperate reasonably, to relocate the Relocating Subtenant Employees to the Subtenant’s Premises within ninety (90) days after the Commencement Date. Tenant’s facilities department shall coordinate the relocation of the Relocating Subtenant Employees and, after the Commencement Date, shall perform an initial remodeling of the Subtenant’s Premises as requested in writing by Subtenant (subject to Tenant’s reasonable approval thereof and compliance with the provisions of the Lease), which remodeling may include the installation of and/or modifications to signage located on the exterior of the Leased Premises and/or the installation of telecommunications equipment on the roof of the Leased Premises. Upon Tenant’s written request from time to time, Subtenant shall promptly reimburse Tenant, as additional rent, for the out-of-pocket costs paid by Tenant to third parties in connection with relocating the Relocating Subtenant Employees to the Subtenant’s Premises and performing such remodeling. Each such request shall be accompanied by reasonable supporting documentation.

7.4 Successors and Assigns. All covenants, promises, conditions, representations and agreements herein contained shall be binding upon, apply, and inure to the parties hereto and their respective successors and permitted assigns.

7.5 Cooperation by the Parties. The parties hereto agree to cooperate in good faith to transition the Subtenant’s Premises from Tenant to Subtenant in a manner least disruptive to their respective businesses.

7.6 Quiet Enjoyment; Tenant Default under Lease. Tenant agrees that for so long as Subtenant is not in default under this Sublease beyond any applicable cure period, Subtenant’s quiet enjoyment of the Subtenant’s Premises shall not be disturbed or interfered with by Tenant or anyone claiming through Tenant. Tenant irrevocably authorizes and directs Subtenant, upon receipt of written notice from Landlord stating that an Event of Default has occurred, to pay to Landlord the Sublease Rent. Tenant agrees that Subtenant may rely upon any such notice from Landlord without any obligation to inquire as to the accuracy of the same, and that Tenant shall have no claim against Subtenant for any such rent paid by Subtenant to Landlord following receipt of such notice.

7.7 Abatement of Rent.

(a) Tenant agrees that if Tenant receives an abatement of rent or other charge pursuant to the Lease, then Subtenant shall receive an abatement of the Sublease Rent based on the ratio the portion of the Sublease Rent derived from the rent and/or other charge payable under the Lease bears to the entire Sublease Rent.

(b) If any of the Standard Services is interrupted or fails for any reason within Tenant’s reasonable control and such interruption or failure shall continue for more than three (3) consecutive business days after written notice of such interruption or failure from Subtenant to Tenant, and if such interruption or failure shall render any portion of the Subtenant’s Premises unusable for the normal conduct of Subtenant’s business, and if Subtenant in fact does not use such portion of the Subtenant’s Premises during the period of such interruption or failure, then all Sublease Rent payable hereunder with respect to such unusable portion of the Subtenant’s Premises shall be abated for the period beginning on the first (1st) business day after such notice and such rental abatement shall continue until such portion of the Subtenant’s Premises is tenantable again or Subtenant recommences use of such portion of the Subtenant’s Premises, whichever occurs first.

7.8 Hold-Over. Upon the Expiration Date or sooner termination of this Sublease, Subtenant shall quit and surrender the Premises to Tenant in the condition such Premises were in as of the commencement of the Term, broom clean, ordinary wear and tear excepted. If Subtenant shall not immediately surrender the Subtenant’s Premises at the end of the Term, then Subtenant shall, by virtue of this Sublease, become a tenant at sufferance at a monthly rental equal to one hundred fifty percent (150%) of the Sublease Rent, commencing with the first day following the end of the Term. Subtenant, as a tenant at sufferance, shall be subject to all of the conditions and covenants of this Sublease as though the tenancy had originally been a monthly tenancy. Without limiting the generality of Section 3.1 above, and notwithstanding anything to the contrary contained in this Section 7.8, Subtenant specifically agrees to be responsible for, and indemnify and hold Tenant harmless from and against, all costs incurred by Tenant under the Lease (including, without limitation, holdover rent for the entire Premises, to the extent charged by Landlord) as a result of Subtenant’s failure to surrender the Subtenant’s Premises on the Expiration Date.

7.9 Landlord’s Consent. Tenant and Subtenant each acknowledge and agree (a) that this Sublease is subject to, and will not be effective without the receipt of, the written consent of Landlord in accordance with the terms of the Lease, and (b) that Landlord’s consent to this Sublease shall not create any contractual liability or duty on the part of Landlord to Subtenant, and shall not in any manner increase, decrease or otherwise affect the rights and obligations of Landlord and Tenant, as landlord and tenant under the Lease, with respect to the Leased Premises. This Sublease is subject and subordinate to the Lease and to the matters to which the Lease is or shall be subordinate. Notwithstanding this Sublease or a default by Tenant under the Lease, Tenant shall remain primarily liable to Landlord under the Lease.

7.10 Facilities Services. From and after the Commencement Date, Tenant shall provide facilities services to the Subtenant’s Premises, including, without limitation, such facility services as are provided to the Leased Premises as of the date of the Agreement; provided, however, that either party, at its election, may cause Tenant to cease providing facilities services to the Subtenant’s Premises at any time after the third (3rd) anniversary of the Commencement Date by giving not less than sixty (60) days’ prior written notice thereof to the other party. At any time that Tenant is providing facilities services to the Subtenant’s Premises, the costs thereof shall be reimbursed to Tenant through inclusion as a component of Sublease Rent, as more particularly set forth in Section 2.1 above.

7.11 Permitted Use. Subtenant shall use the Subtenant’s Premises solely for general office/flex purposes (including a data center and/or a call center), and uses incidental thereto, and for no other use or purpose.

IN WITNESS WHEREOF, the parties have executed this Sublease under seal as of the day and year first above written.

WITNESS:	Sylvan Learning Systems, Inc.

[ILLEGIBLE]	By	/s/ Sean R. Creamer		(SEAL)
		Name:	Sean R. Creamer
		Title:	Senior Vice President and Chief Financial Officer

WITNESS:	Educate Operating Company, LLC

	By			(SEAL)
		Name:	Aaron Stone
		Title:	Vice President

IN WITNESS WHEREOF, the parties have executed this Sublease under seal as of the day and year first above written.

WITNESS:	Sylvan Learning Systems, Inc.

	By			(SEAL)
		Name:	Sean R. Creamer
		Title:	Senior Vice President and Chief Financial Officer

WITNESS:	Educate Operating Company, LLC

[ILLEGIBLE]	By	/s/ Aaron Stone		(SEAL)
		Name:	Aaron Stone
		Title:	Vice President

EXHIBIT A

Depreciation Schedule

[To be attached]

EXHIBIT B

Lease

[To be attached]

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